Exhibit 4.3
ESCROW AGREEMENT
     THIS ESCROW AGREEMENT (this “Agreement”) made and entered into this                     day of                                         , 2006, by and among [INSERT BANK NAME], a federally-insured deposit organization located at                                         (hereinafter referred to as “Escrow Agent”) and First United Ethanol, LLC, a Georgia limited liability company (hereinafter referred to as “Escrowor”).
WITNESSETH:
     WHEREAS, Escrowor proposes to engage in an offering of its Membership Units (hereinafter the “Units”) in an offering registered with the Securities and Exchange Commission and in the states of Florida, and Georgia, and possibly offered in other states pursuant to state securities registration exemptions and under the provisions of the Securities Act of 1933, as amended (hereinafter the “Offering”) in order to raise money for the construction and operation of an ethanol plant;
     WHEREAS, Escrowor desires to comply with the requirements of federal and state securities laws and regulations, and desires to protect the investors in the Offering by having all money raised as part of said capital funds campaign held by an Escrow Agent until the Minimum Escrow Deposit (hereinafter defined) is deposited with the Escrow Agent; and
     WHEREAS, Escrow Agent has agreed to hold all funds for Escrowor pursuant to the terms of this Agreement.
     NOW THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Establishment of Escrow Account. An escrow account (hereinafter the “Escrow Account”) is hereby established with the Escrow Agent for the benefit of the investors in the Offering. Except as specifically provided in this Agreement, the Escrow Account shall be created and maintained subject to the customary rules and regulations of the Escrow Agent pertaining to such accounts.
     2. Ownership of Escrow Account. Until such time as the funds deposited in the Escrow Account (hereinafter the “Deposited Funds”) shall equal the Minimum Escrow Deposit (as hereinafter defined), all funds deposited in the Escrow Account by Escrower shall not become the property of Escrower or be subject to the debts of Escrower or any other person but shall be held by the Escrow Agent solely for the benefit of investors who have purchased Units in the Offering.
     3. Deposit of Proceeds. Upon execution of this Agreement, Escrowor shall deliver to the Escrow Agent escrow funds to be held by Escrow Agent pursuant to the terms of this Agreement, together with an appropriate written statement setting forth the name, address and social security number of each person purchasing Units, the number of Units purchased, and the amount paid by each such purchaser. As the proceeds of each sale are deposited with the Escrow Agent, FUEL shall reserve the number of Units confirmed to the purchaser thereof in connection with such sale. Escrowor may make additional deposits of escrow funds into escrow at any time at Escrowor’s discretion. All such deposited proceeds are referred to herein as the “Escrow Funds”.
     4. Investment of Escrow Account. The Escrow Agent is hereby authorized to deposit, transfer, hold and invest all funds received under this Agreement, including principal and interest, in those investments directed in writing by Escrowor. Escrow Agent is hereby authorized to invest Escrow Funds in the Federated Treasury Obligations Money Market Mutual Fund for temporary investment without written direction until such time as the money is to be paid out according to the terms of this Agreement;
     5. Limitation of Liability and Indemnification of Escrow Agent. The Escrow Agent shall not be obligated to disburse the Escrow Funds except as provided herein. Without limiting the generality of the foregoing, should any party claim that it is entitled to receive all of any part of the Escrow Funds, then Escrow Agent shall not be obligated to disburse the Escrow Funds to the party claiming the same without the prior written consent of the Escrowor. In performing any of its duties with respect to the Escrow Account, the Escrow Agent shall not be liable for any loss, costs, or damages which it may incur as a result of serving as escrow agent hereunder, except for any loss, costs, or damages arising out of its willful default or gross negligence. Escrowor agrees to indemnify and hold harmless the Escrow Agent from and against any and all losses, claims, damages, liabilities and expenses, including without limitation, reasonable costs of investigation and attorney’s fees and disbursements, which may be imposed upon or incurred by the Escrow Agent in connection with the performance of its obligations under this Agreement. In the event of any dispute between the parties to this Agreement, in the sole discretion of Escrow Agent to justify its doing so, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands held under the terms of this Agreement, together with such legal pleadings as it deems appropriate, and thereupon the Escrow Agent shall be discharged from any further obligation under this Agreement.
     6. Termination of Escrow. This Agreement and the Escrow created hereunder shall be terminated as provided in paragraph 7 hereof or as of the date in calendar year 2007 (the “Termination Date”), which is one year and one day following the date in calendar year 2006 upon which the Securities and Exchange Commission declares the Offering effective (the “Offering Effective Date”). Escrowor shall notify Escrow Agent of the Offering’s Effective Date within thirty (30) days of the receipt of notice of the Offering’s Effective Date from the Securities and Exchange Commission.
     7. Disposition of Escrow Funds. The Escrow Agent shall have the following duties and obligations under this Agreement:
     a. The Escrow Agent shall give the Escrowor prompt written notice when the Deposited Funds equal $2,840,000 (exclusive of interest). Following receipt of such notice, the Escrowor will advise the purchasers of Units to remit to the Escrow Agent the balance of the purchase price within twenty (20) days. Thereafter, Escrow Agent shall give the Escrowor written notice acknowledging the receipt of the Deposited Funds every seven days. The Escrow Agent shall give the Escrowor prompt written notice when the Deposited Funds total $40,000,000 (exclusive of interest).
     b. At the time (and in the event) that: (i) the Deposited Funds shall, during the term of this Agreement, equal $40,000,000 in subscription proceeds (exclusive of interest) (the “Minimum Escrow Deposit”); (ii) the Escrow Agent shall have received written confirmation from the Escrowor that the Escrowor has obtained a written debt financing commitment for debt financing ranging from a minimum of $52,300,000 to a maximum of $102,300,000; (iii) the Escrowor has affirmatively elected in writing to terminate this Agreement; and (iv) the Escrow Agent shall have provided to each state securities department in which the Escrowor has registered its securities for sale, as communicated to the Escrow Agent by the Escrowor, an affidavit stating that the foregoing requirements (i), (ii) and (iii) of this subsection 7b have been satisfied, then this Agreement shall terminate, and the Escrow Agent shall promptly disburse the funds on deposit, including interest, to the Escrowor to be used in accordance with the provisions set out in the Registration Statement. The Escrowor will deliver a copy of the Registration Statement to the Escrow Agent upon execution of this Agreement. The Escrow Agent will have no responsibility to examine the Registration Statement with regard to the Escrow Account or otherwise and the Registration Statement shall contain a provision to such effect. Upon the making of such disbursement, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder.
     c. In the event the Deposited Funds do not equal or exceed the Minimum Escrow Deposit on or before the Termination Date or if the Escrowor has not received a written debt financing commitment as described herein on or before the Termination Date, the Escrow Agent shall return to each of the purchasers of the Units in the Offering, as promptly as possible after such Termination Date and on the basis of its records pertaining to the Escrow Account: (i) the sum which each purchaser initially paid in on account of purchases of the Units in the Offering and (ii) each purchaser’s portion of the total interest earned on the Escrow Account as of the Termination Date, (iii) reduced by the transaction fees provided in paragraph 8 hereof. Computation of any purchaser’s share of the net interest earned will be a weighted average based on the proportion of such purchaser’s deposit in the Escrow Account from the Offering to all such purchasers’ deposits held by the Escrow Agent and upon the length of time in days such deposit was held in the Escrow Account as compared to all such deposits. All computations with respect to each purchaser’s allocable share of net interest shall be made by the Escrow Agent, which determinations shall be final and conclusive. Any amount paid or payable to a purchaser pursuant to this paragraph shall be deemed to be the property of such purchaser, free and clear of any and all claims of the Escrowor or its agents or creditors; and the respective purchases of the Units made and entered into in the Offering shall thereupon be deemed, ipso facto, to be cancelled without any further liability of the purchasers or any of them to pay for the Units purchased. At such time as the Escrow Agent shall have made all the payments called for in this paragraph, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder, and the Units reserved (as provided in paragraph 3) shall be released from such reservation, except that Escrow Agent shall be required to prepare and issue a single IRS Form 1099 to each investor in the event that funds are returned to investors.
     8. Fees. Escrowor agrees to pay the Escrow Agent the fees specified in the Escrow Agent’s fee schedule attached hereto as Exhibit A, in the manner set forth therein, unless otherwise agreed to by the parties in writing. The parties further agree that such fees shall be paid from interest on the Escrow Account only and not from principal. In the event the interest on the Escrow Account is insufficient to satisfy the full amount of fees payable hereunder, Escrowor shall be solely responsible for the payment of such fees and the Escrow Agent shall not seek payment of the fees from investors or apply any principal deposited by investors in the Escrow Account against such fees.
     9. Miscellaneous Provisions:
     a. Notice. All notices, requests, demands, tenders and other communications required or permitted hereunder shall be made in writing and shall be deemed to be duly given if delivered in person or mailed certified mail, return receipt requested, to the addresses set forth herein. Either party hereto may change the address to which notices, requests, demands, tenders and other communications to such party shall be delivered or mailed by giving notice to the other party hereto in the manner herein provided.
If to [INSERT BANK NAME]:

_______________________
_______________________
_______________________
_______________________
Attn:
Fax:
Phone:
If to FUEL:
First United Ethanol, LLC
2 West Broad Street
Camilla, Georgia 31730
Attn: Murray Campbell, President
Fax: (229) 522-2824
Phone: (229) 522-2822
with a required copy to:
Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000
Des Moines, IA 50309

Attention: Valerie D. Bandstra
Fax: (515) 283-0231
Phone: (515) 242-2400
     b. Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but such waiver shall only be effective if evidenced by a writing signed by such party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on another occasion.
     c. Survival of Representations. All statements and agreements contained herein shall be deemed representation, warranties, covenants and agreements made by the respective parties to this Agreement and shall survive the consummation of the transactions contemplated herein and the passing of title to any property.
     d. Amendments. This Agreement may be amended or modified only by a writing signed by both of the parties hereto.
     e. Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligation hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     f. Governing Law. The validity and effect of this Agreement shall be governed, construed and enforced under the laws of the State of Georgia.
     g. Entire Agreement.: This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and there are not representations or understandings between the parties except as provided herein.
     h. Section Headings. Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.
     i. Time. Time shall be of the essence in this Agreement.
     j. Invalid Provision to Affect No Other. If fulfillment of any provision hereof or in any other agreement of even date or entered into in connection herewith or any transaction related thereto, at the time performance of such provisions shall be due, shall involve transcending that limit of validity presently prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision herein of therein contained operates or would prospectively operate to invalidate this agreement, or any other agreement of even date herewith entered into in connection herewith, in whole or in part, then such clause or provision only shall be held for naught, as though not herein or therein contained, and the remainder of this Agreement or such other agreements shall remain operative and in full force and effect.
     k. Counterpart. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
     l. Construction of Agreement. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto or thereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement the day and year first above written.

ESCROWOR:		ESCROW AGENT:

FIRST UNITED ETHANOL, LLC		[INSERT COMPANY NAME]

By:		By:

Murray Campbell

Title:	President	Title:

Notary Public:		Notary Public:

Sworn to and subscribed before me		Sworn to and subscribed before me
this th day of , 2006.		this th day of , 2006

EXHIBIT A
FEE SCHEDULE